PRINCIPAL UNDERWRITING AGREEMENT

Between

LINCOLN BAIN CAPITAL TOTAL CREDIT FUND

and

LINCOLN FINANCIAL DISTRIBUTORS, INC.

Table of Contents

1.	Appointment of the Distributor	3

2.	Exclusive Nature of Duties	3

3.	Sale, Redemption, or Repurchase of Shares of the Fund	4

4.	Duties of the Fund	4

5.	Duties of the Distributor	5

6.	Independent Contractor	5

7.	Payment of Expenses	6

8.	Duration and Termination of this Agreement	6

9.	Governing Law	6

10.	Miscellaneous	7

PRINCIPAL UNDERWRITING AGREEMENT

This PRINCIPAL UNDERWRITING AGREEMENT (this “Agreement”) is made this 29th day of January 2025 between LINCOLN BAIN CAPITAL TOTAL CREDIT FUND, a statutory business trust organized under the laws of Delaware (the “Fund”), and Lincoln

Financial Distributors, Inc., a Connecticut corporation (the “Distributor”).

WITNESSETH:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as a continuously offered closed-end management investment company that will operate as an “interval fund” under the Investment Company Act;

WHEREAS, the Fund pursues its investment objective through investment policies as disclosed in the Prospectus (as defined below);

WHEREAS, it is in the interest of the Fund to offer Fund shares for sale continuously pursuant to a prospectus and statement of additional information, as now and hereafter amended or supplemented (together, the “Prospectus”), which is currently effective under the Securities Act of 1933, as amended (the “Securities Act”), to authorized persons in accordance with applicable federal and state securities laws (“Purchasers”);

WHEREAS, the Distributor is a broker-dealer registered with the Securities and Exchange Commission (“SEC”); and

WHEREAS, the Fund and the Distributor wish to enter into an agreement with each other with respect to the continuous offering to the Purchasers of the shares of each class of the Fund (the “Shares”) in order to promote the growth of the Fund and facilitate the distribution of Shares.

NOW, THEREFORE, the parties agree as follows:

1. Appointment of the Distributor. The Fund hereby appoints the Distributor as the principal underwriter and distributor of the Fund to sell the Shares to the Purchasers, and the Distributor hereby accepts such appointment. The Fund during the term of this Agreement shall sell the Shares to the Purchasers at net asset value for each Share determined in the manner set forth in the Prospectus, and upon the terms and conditions set forth below.

2. Exclusive Nature of Duties. The Distributor shall be the exclusive representative of the Fund to act as principal underwriter and distributor.

3. Sale, Redemption, or Repurchase of Shares of the Fund.

(a) Orders for the sale, redemption, or repurchase of the Shares shall be transmitted directly from the Purchasers to the Fund or its agent, and payments for Shares shall be transmitted by the Purchasers directly to the Fund’s custodian or to an account designated by the Fund.

(b) The Fund shall have the right to suspend or postpone the repurchase of Shares of any class of Shares of the Fund pursuant to the conditions set forth in the Prospectus.

(c) The Fund will give the Distributor prompt notice of any such suspension or postponement and shall promptly furnish such other information in connection with the sale or repurchase of Shares as the Distributor reasonably requests.

On behalf of the Distributor, if requested, the Fund, or its agent, in issuing Shares and processing repurchases of Shares, shall maintain a record of the time when a proper and complete order for each such transaction was received by it and, to the extent legally required, confirm to all Fund shareholders all transactions in the manner required by law, and shall keep records of confirmations and all other records in connection with the sale or repurchase of Fund Shares required by, and subject to, all the terms and conditions of Rules 17a-3 and 17a-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All records required by this paragraph to be maintained by the Fund or its agent shall (i) be and remain the property of the Distributor and (ii) be at all times subject to inspection by the SEC in accordance with Section 17(a) of the Exchange Act. The Distributor shall have access to all records maintained hereunder and, upon reasonable request, copies shall be furnished to the Distributor.

(d) The Fund is subject to certain fundamental policies to operate as an “interval fund” pursuant to Rule 23c-3 under the Investment Company Act. The Distributor will act as agent for the Fund and take such actions and steps as are reasonably necessary to help ensure that the Fund makes and conducts periodic repurchase offers in accordance with Rule 23c-3 and related Fund policies.

4. Duties of the Fund.

(a) The Fund shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares. The Fund shall also make available to the Distributor such number of copies of its Prospectus as the Distributor shall reasonably request.

(b) The Fund shall take, from time to time, but subject to the necessary approval of its shareholders, all necessary action to fix the number of its authorized Shares and to register the Shares under the Securities Act, to the end that there will be available for sale such number of Shares of the Fund as may reasonably be expected to be sold and issued.

(c) The Fund shall use its best efforts to qualify and maintain the qualification of an appropriate number of Shares of the Fund for sale under the securities laws of such states as the Distributor and the Fund may approve, if such qualification is required by such securities laws. Any such qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such qualification and with registration under the Securities Act.

(d) The Fund will furnish, in reasonable quantities upon request by the Distributor, copies of annual and interim reports of the Fund.

(e) The Fund shall promptly notify the Distributor if the registration or qualification of any Shares under any state or federal securities laws, or the Fund’s registration under the Investment Company Act, is suspended or terminated, or if any governmental body or agency institutes proceedings to terminate the offer and sale of any Shares in any jurisdiction.

5. Duties of the Distributor. The Distributor shall be subject to the direction and control of the Fund in the sale of Shares and shall not be obligated to sell any specific number of Shares of the Fund. In offering or selling the Shares, the Distributor shall in all respects duly conform with the requirements of all federal and state laws and regulations and the rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) relating to the offer and sale of such Shares. Neither the Distributor nor any other person is authorized by the Fund to give any information or to make any representations, other than those contained in the registration statement with respect to the Shares which is effective under the Securities Act, including any amendment thereto, or related Prospectus and any advertising or sales literature authorized by responsible officers of the Fund (collectively, the “Authorized Materials”). The Distributor, directly or through the Fund, as its agent, shall cause any sales literature, advertising, or other similar materials to be filed and approved by FINRA, the SEC, and any other required securities regulatory body, to the extent required by applicable laws, rules, and regulations. Except for the Authorized Materials, the Fund has not authorized the use of any other supplemental literature or sales material in connection with the offering of the Shares and the Distributor agrees not to use any such other material without the prior authorization of the Fund. The Distributor further agrees (i) not to deliver any authorized sales materials to any financial intermediaries, the media, or other third parties (collectively, “Marketing Recipients”) unless such materials are accompanied or preceded by the Prospectus, to the extent required by applicable laws, rules, and regulations, (ii) not to show or give to Purchasers or the public any material or writing that is supplied to it by the Fund and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used with Purchasers or members of the public, and (iii) not to show or give to any Marketing Recipient in a particular jurisdiction any material or writing that is supplied to it by the Fund if such material bears a legend denoting that it is not to be used in such jurisdiction.

6. Independent Contractor. The Distributor shall act as an independent contractor and nothing herein contained shall constitute the Distributor, its agents or representatives, or any employees thereof, as employees of the Fund in connection with the sale of Shares. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder. The

Distributor will maintain at its own expense insurance against public liability in such an amount as the Fund and the Distributor may from time to time agree.

7. Payment of Expenses. The Distributor will, from its own resources, pay or cause to be paid all of the following Fund expenses and costs:

(a)

The preparation, printing and distribution of all sales literature and other materials that it may require or determine to be desirable in connection with the offering and sale of Shares, including copies of the Prospectus and other authorized sales literature and investor presentations, as well as expenses and costs associated with any consultants engaged in connection with presentations (with the prior approval of the Fund) and travel and lodging expenses of the representatives of the Fund and any such consultants, and

(b)	All other expenses which are primarily for the purpose of promoting sales of the Shares to new beneficial owners.

Other than as aforesaid, the Distributor shall not be responsible for paying any expenses of the Fund under this Agreement. Notwithstanding anything else in this Agreement, the Distributor may receive payments relating to a particular class of Shares of the Fund under a Distribution and Shareholder Services Plan (the “12b-1 Plan”) adopted by the Fund’s Board of Trustees for each applicable class of Shares of the Fund, as such 12b-1 Plan may be amended from time to time. In addition to the expenditures specifically authorized herein, the Distributor may spend with respect to each appliable class of Shares such amounts as it deems appropriate for any purpose consistent with the 12b-1 Plan, as amended from time to time.

8. Duration and Termination of this Agreement. This Agreement shall become effective as of the date first above written and shall remain in force continuously thereafter, but only so long as such continuance is specifically approved at least annually (as required by the Investment Company Act) by (a) the Board of Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund cast in person or by proxy, and (b) a majority of those trustees who are not parties to this Agreement, or interested persons of any such party, cast in person at a meeting called for the purpose of voting upon such approval.

This Agreement may be terminated at any time without the payment of any penalty, by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on sixty days’ written notice to the other party. This Agreement shall automatically terminate in the event of its assignment (as defined in the Investment Company Act) by either party.

The terms “vote of a majority of the outstanding voting securities” and “interested person,” when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and rules thereunder.

9. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company Act and rules thereunder. To the extent the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act or rules thereunder, the latter shall control.

10. Miscellaneous. The Distributor shall keep confidential any information obtained pursuant to its relationship with the Fund and shall not disclose or use any such information except to the extent such use or disclosure is required to carry out the Distributor’s obligations under this Agreement, otherwise authorized by the Fund, or expressly required by appropriate federal, state, or self-regulatory authorities.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

LINCOLN BAIN CAPITAL TOTAL CREDIT FUND

By:	/s/ Benjamin A. Richer
Name: Benjamin A. Richer
Title: Senior Vice President

LINCOLN FINANCIAL DISTRIBUTORS, INC.

By:	/s/ Michael Herron
Name: Michael Herron
Title: VP Sales Operations